Exhibit (a)(ii)

ARTICLES OF AMENDMENT

OF

COHEN & STEERS REALTY INCOME FUND, INC.

Changing its name to

COHEN & STEERS REAL ESTATE SECURITIES FUND, INC.

Cohen & Steers Realty Income Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies that:

FIRST: The charter of the Corporation is hereby amended by striking out Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

“SECOND: The name of the corporation (hereinafter called the “Corporation”) is Cohen & Steers Real Estate Securities Fund, Inc.”

SECOND: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment will become effective on April 30, 2014.

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IN WITNESS WHEREOF, Cohen & Steers Realty Income Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on April 4, 2014.

COHEN & STEERS REALTY INCOME FUND, INC.

By:	/s/ Adam M. Derechin
Adam M. Derechin President

Attest:

/s/ Tina M. Payne
Tina M. Payne Assistant Secretary

The UNDERSIGNED President of Cohen & Steers Realty Income Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation and further certifies that, to the best of his knowledge, information and belief all matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Adam M. Derechin
Adam M. Derechin President